Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Corporate Vice President,	Angela Steinway
Finance and Administration	(609) 936-2268
& Chief Financial Officer
(609) 275-0500	angela.steinway@integralife.com

Integra LifeSciences Completes Acquisition of DuraSeal® Product Lines from Covidien

Plainsboro, NJ / January 15, 2014 / — Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that it has completed the acquisition of DuraSeal® product lines from Covidien. Now, together with our Duragen® family of grafts, Integra offers surgeons the largest portfolio of dural repair solutions.

Integra will provide complete 2014 guidance, including the financial impact of this acquisition, on its 2013 full year financial results conference call on February 25, 2014.

“The acquisition of the DuraSeal product line offers us a great opportunity to drive our Neurosurgery growth strategy, aimed at providing a broader set of solutions for surgical procedures in the head,” said Robert Davis, President of Integra’s U.S. Neurosurgery division. “The Neurosurgery product portfolio will now have products in both dural grafting and the very different indication of dural sealing. DuraSeal is the first-to-market dural sealant approved for use in both the cranium and spine.”

“In addition to its strategic value, DuraSeal will add scale and increase profitability by every measure without introducing new complexity into our structure,” said Peter Arduini, Integra’s President and Chief Executive Officer. “We believe that it will create significant value for our customers, employees and shareholders alike.”

About Integra

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedic extremity surgery, neurosurgery, spine surgery, and reconstructive and general surgery. For more information, please visit www.integralife.com

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect Integra’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning expectations for the strategic benefits that this acquisition will provide to Integra, the effect of the acquisition on our results of operations, including revenue growth and earnings per share. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra’s ability to successfully integrate the Confluent Surgical product lines into its own operations could affect the extent of the strategic benefits that Integra generates from this acquisition, and the impact of the acquisition on results of operations, including revenue growth and earnings per share. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2012 and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and Integra undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.